Exhibit 5.2

Fried, Frank, Harris, Shriver & Jacobson LLP One New York Plaza New York, New York 10004 Tel: +1.212.859.8000 Fax: +1.212.859.4000 www.friedfrank.com

September 17, 2024

Perrigo Company plc

Perrigo Finance Unlimited Company

The Sharp Building

Hogan Place

Dublin 2, Ireland, D02 TY74

Ladies and Gentlemen:

We are acting as counsel to Perrigo Company plc, a public limited company incorporated under the laws of Ireland (the “Parent Guarantor”), and Perrigo Finance Unlimited Company, a public unlimited company incorporated under the laws of Ireland (the “Company”), in connection with the Registration Statement on Form S-3, as may be amended from time to time, under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the Company’s issuance and sale of $715,000,000 aggregate principal amount of its 6.125% Senior Notes due 2032 (the “USD Notes”) and €350,000,000 aggregate principal amount of its 5.375% Senior Notes due 2032 (the “Euro Notes” and together with the USD Notes, the “Debt Securities”), to be issued under the indenture, dated as of December 2, 2014, among the Company, the Parent Guarantor and Computershare Trust Company, National Association, as successor in interest to Wells Fargo Bank, National Association, as trustee (the “Trustee”) (the “Base Indenture”), as supplemented by Supplemental Indenture No. 6, dated as of September 17, 2024, among the Company, the Guarantors (as defined below) and the Trustee, relating to the USD Notes (the “Sixth Supplemental Indenture” and together with the Base Indenture, the “USD Indenture”) and Supplemental Indenture No. 7, dated as of September 17, 2024, relating to the Euro Notes (the “Seventh Supplemental Indenture” and, together with the Base Indenture, the “Euro Indenture” and, together with the USD Indenture, the “Indentures”)), among the Company, the Guarantors and the Trustee and (ii) the related guarantees (the “Guarantees” and, together with the Debt Securities, the “Securities”) by the Parent Guarantor and each of the subsidiaries of the Parent Guarantor listed on Schedule I hereto (together with the Parent Guarantor, the “Guarantors”) of the Company’s obligations under the Debt Securities. The Securities are being purchased and sold pursuant to an Underwriting Agreement, dated September 11, 2024 (the “Underwriting Agreement”), among the Company, the Guarantors, BofA Securities, Inc., as representative of the several Dollar Underwriters (the “Dollar Underwriters”), and BofA Securities Europe SA, as representative of the several Euro Underwriters (the “Euro Underwriters” and together with the Dollar Underwriters, the “Underwriters”). With your permission, all assumptions and statements of reliance herein have been made without any independent investigation or verification on our part, and we express no opinion with respect to the subject matter or accuracy of such assumptions or items relied upon.

In connection with this opinion, we have (i) investigated such questions of law, (ii) examined the originals or certified, conformed, electronic or reproduction copies of such agreements, instruments, documents and records of the Company and the Guarantors, such certificates of public officials and such other documents and (iii) received such information from officers and representatives of the Company, the Guarantors and their subsidiaries and others, in each case, as we have deemed necessary or appropriate for the purposes of this opinion. We examined, among other documents, the following:

(a)	an executed copy of the Underwriting Agreement;

(b)	executed copies of the Debt Securities issued and delivered on the date hereof;

(c)	an executed copy of the Base Indenture (including the guarantee contained therein);

(d)	an executed copy of the Sixth Supplemental Indenture (including the guarantees contained therein); and

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(e)	an executed copy of the Seventh Supplemental Indenture (including the guarantees contained therein).

The documents referred to in items (a) through (e) above, inclusive, are referred to herein collectively as the “Documents.”

In all such examinations, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of original and certified documents and the conformity to original or certified documents of all copies submitted to us as certified, conformed, electronic or reproduction copies. As to various questions of fact relevant to the opinions expressed herein, we have relied upon, and assume the accuracy of, representations and warranties contained in the Documents, the certificates and oral or written statements and other information of or from public officials, officers or representatives of the Company, the Guarantors and others.

To the extent it may be relevant to the opinions expressed herein, we have assumed that (i) all of the parties to the Documents (other than the Guarantors organized or formed in the State of Delaware (the “DE Guarantors”)) are validly existing and in good standing under the laws of their respective jurisdictions of organization and have the power and authority to (a) execute and deliver the Documents, (b) enter into and perform their obligations thereunder, and (c) consummate the transactions contemplated thereby; (ii) each of the Documents has been duly authorized, executed and delivered by each of the parties thereto (other than the DE Guarantors), (iii) each of the Documents constitutes a valid and binding obligation of all the parties thereto (other than the Company and the Guarantors), enforceable against such parties in accordance with their respective terms, and (iv) all of the parties to the Documents will comply with all of their covenants, agreements and obligations under the Documents and all laws applicable thereto.

Based upon the foregoing, and subject to the limitations, qualifications and assumptions set forth herein we are of the opinion that:

1.

The USD Notes, when duly authenticated in accordance with the terms of the USD Indenture and delivered to and paid for by the Dollar Underwriters in accordance with the terms of the Underwriting Agreement, will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms and entitled to the benefits of the USD Indenture.

2.

The Euro Notes, when duly authenticated in accordance with the terms of the Euro Indenture and delivered to and paid for by the Euro Underwriters in accordance with the terms of the Underwriting Agreement, will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms and entitled to the benefits of the Euro Indenture.

3.

The Guarantees, when the Debt Securities have been duly authenticated in accordance with the terms of the applicable Indenture and delivered to and paid for by the Underwriters in accordance with the terms of the Underwriting Agreement, will constitute valid and binding obligations of the Guarantors, enforceable against the Guarantors in accordance with their terms and entitled to the benefits of the applicable Indenture.

The opinions set forth above are subject to the following qualifications:

(A)	We express no opinion as to the validity, binding effect or enforceability of any provision of the Documents:

(i)	relating to indemnification, contribution or exculpation;

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(ii)

(a) containing any purported waiver, release, variation, disclaimer, consent or other agreement of similar effect (all of the foregoing, collectively, a “Waiver”) by the Company or any Guarantor under any of such Documents to the extent limited by provisions of applicable law (including judicial decisions), or to the extent that such a Waiver applies to a right, claim, duty, defense or ground for discharge otherwise existing or occurring as a matter of law (including judicial decisions), except to the extent that such a Waiver is effective under, and is not prohibited by or void or invalid under, provisions of applicable law (including judicial decisions); or (b) with respect to any Waiver in the Guarantees insofar as it relates to causes or circumstances that would operate as a discharge or release of, or defense available to, the Guarantors thereunder as a matter of law (including judicial decisions), except to the extent such a Waiver is effective under, and is not prohibited by or void or invalid under applicable law (including judicial decisions);

(iii)

related to (a) forum selection or submission to jurisdiction (including, without limitation, any waiver of any objection to venue in any court or of any objection that a court is an inconvenient forum) to the extent that the validity, binding effect or enforceability of such provision is to be considered by any court other than a court of the State of New York, (b) choice of governing law to the extent the validity, binding effect or enforceability of any such provision is to be considered by any court other than a court of the State of New York or a federal district court sitting in the State of New York, in each case, applying the choice of law rules of the State of New York, (c) service of process, or (d) waivers of any rights to trial by jury;

(iv)	specifying that provisions thereof may be modified or waived only in writing;

(v)	purporting to give any person or entity the power to accelerate obligations without notice to the obligor;

(vi)

relating to payment of late charges, interest (or discount or equivalent amounts), premium, “make-whole” payments, collection costs or fees at a rate or in an amount, after or upon the maturity or acceleration of the liabilities evidenced or secured thereby or after or during the continuance of any default or other circumstance, or upon prepayment, that a court would determine in the circumstances to be unreasonable, a penalty or forfeiture; or

(vii)	that purports to create a trust, power of attorney or other fiduciary relationship.

(B)

We express no opinion as to the effect of any law of any jurisdiction other than the State of New York wherein any party to the Documents may be located or wherein enforcement of any Documents may be sought that limits the rates or interest legally chargeable or collectible.

(C)	We express no opinion as to any agreement, instrument or other document referred to, or incorporated by reference in, any of the Documents, other than the Documents.

(D)	Our opinions are subject to the following:

(i)	bankruptcy, insolvency, reorganization, moratorium and other laws (or related judicial doctrines) now or hereafter in effect relating to or affecting creditors’ rights or remedies generally;

(ii)

general principles of equity (including, without limitation, standards of materiality, good faith, fair dealing and reasonableness, equitable defenses and limits as to the availability of equitable remedies) whether such principles are considered in a proceeding in equity or at law; and

(iii)

the application of any applicable fraudulent conveyance, fraudulent transfer, fraudulent obligation, or preferential transfer law or any law governing the distribution of assets of any person now or hereafter in effect affecting creditors’ rights and remedies generally.

(E)

We express no opinion as to the validity or binding effect of any provision of any agreement (i) providing for payments thereunder in a currency other than currency of the United States of America to the extent that a court of competent jurisdiction, under applicable law, will convert any judgment rendered in such other currency into currency of the United States of America or to the extent that payment in a currency other than currency of the United States of America is contrary to applicable law, (ii) providing for governmental authority to limit, delay or prohibit the making of payments outside the United States or in foreign currency or composite currency or (iii) concerning the enforceability of the waiver of rights or defenses contained in the Indentures relating to waiver of stay, extension or usury laws.

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(F)

Provisions in the Guarantees and the Indentures that provide that the Guarantors’ liability thereunder shall not be affected by (i) actions or failures to act on the part of the recipient, the holders or the Trustee, (ii) amendments or waivers of provisions of documents governing the guaranteed obligations or (iii) other actions, events or circumstances that make more burdensome or otherwise change the obligations and liabilities of the Guarantors, might not be enforceable under the circumstances and in the event of actions that change the essential nature of the terms and conditions of the guaranteed obligations. With respect to each Guarantor, we have assumed that consideration that is sufficient to support the agreements of each Guarantor under the Documents has been received by each Guarantor.

The opinions expressed herein are limited to the laws of the State of New York, as currently in effect, and no opinion is expressed with respect to any other laws or any effect that such other laws may have on the opinions expressed herein. The opinions expressed herein are limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein. This letter is given only as of the time of its delivery, and we undertake no responsibility to update or supplement this letter after its delivery.

We hereby consent to the filing of this opinion as an exhibit to the report on Form 8-K filed by the Company on the date hereof. In giving these consents, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Fried Frank Harris Shriver & Jacobson LLP

FRIED, FRANK, HARRIS, SHRIVER & JACOBSON LLP

Schedule I

Subsidiary Guarantors

Entity	Jurisdiction of Organization
Athena Neurosciences, LLC	Delaware
Chefaro Ireland Designated Activity Company	Ireland
Elan Pharmaceuticals, LLC	Delaware
Galpharm Healthcare Limited	United Kingdom
Galpharm International Limited	United Kingdom
Gr8ness, LLC	Michigan
L. Perrigo Company	Michigan
Medgenix Benelux NV	Belgium
OCE-BIO BV	Belgium
Perrigo Belgium NV	Belgium
Perrigo Capital NV	Belgium
Omega Pharma Innovation & Development NV	Belgium
Omega Pharma International NV	Belgium
Omega Pharma Limited	United Kingdom
Omega Pharma Trading NV	Belgium
Omega Teknika Designated Activity Company	Ireland
PBM Canada Holdings, LLC	Delaware
PBM Nutritionals, LLC	Delaware
PBM Products, LLC	Delaware
Perrigo Americas Holdings, Inc.	Michigan
Perrigo Company	Michigan
Perrigo Corporation Designated Activity Company	Ireland
Perrigo Diabetes Care, LLC	Delaware
Perrigo Direct, Inc.	Georgia
Perrigo Europe Invest NV	Belgium
Perrigo Finance (US) LLC	Michigan
Perrigo Florida, Inc.	Florida
Perrigo Holding NV	Belgium
Perrigo Holdings Unlimited Company	Ireland
Perrigo International Finance Designated Activity Company	Ireland
Perrigo International Holdings II, Inc.	Delaware
Perrigo International Holdings, LLC	Delaware
Perrigo International, Inc.	Michigan
Perrigo Investments, LLC	Delaware
Perrigo Ireland 1 Designated Activity Company	Ireland
Perrigo Ireland 10 Unlimited Company	Ireland
Perrigo Supply Chain International Designated Activity Company	Ireland
Perrigo Ireland 13 Designated Activity Company	Ireland
Perrigo Ireland 2 Unlimited Company	Ireland
Perrigo Ireland 4 Unlimited Company	Ireland
Perrigo Ireland 5 Limited	Ireland
Perrigo Ireland 6 Unlimited Company	Ireland
Perrigo Ireland 9 Unlimited Company	Ireland
Perrigo Management Company	Michigan
Perrigo Mexico Investment Holdings, LLC	Delaware
Perrigo New York, Inc.	Delaware
Perrigo Pharma International Designated Activity Company	Ireland
Perrigo Pharma Limited	United Kingdom
Perrigo Research & Development Company	Michigan
Perrigo Sales Corporation	Michigan
Perrigo UK Acquisition Limited	United Kingdom
PMI Branded Pharmaceuticals, Inc.	Michigan
Ranir Global Holdings, LLC	Delaware
Ranir (Holdings) Limited	United Kingdom
Ranir, LLC	Delaware
Wrafton Laboratories Limited	United Kingdom